Exhibit 99.1

Investor Contact:	Tripp Sullivan	Media Contact:	Molly Cate
	SCR Partners		(615) 254-0575
	(615) 760-1104		MCate@contactAAC.com
IR@contactAAC.com

AAC Holdings, Inc. Reports First Quarter 2015 Results

BRENTWOOD, Tenn. – (April 29, 2015) AAC Holdings, Inc. (NYSE: AAC) announced its results for the first quarter ended March 31, 2015. All comparisons included in this release are for the first quarter of 2015 to the first quarter of 2014 unless otherwise noted.

First Quarter 2015 Financial Highlights:

•	Revenues increased 42% to $42.8 million

•	Earnings per diluted share increased 43% to $0.10 from $0.07

•	Adjusted earnings per diluted share increased 114% to $0.15 from $0.07

•	Net income increased 152% to $2.1 million from $0.8 million

•	Adjusted EBITDA increased 128% to $8.2 million from $3.6 million

•	Client admissions increased 42% to 1,515

•	Average daily census increased 33% to 494

•	Average net daily revenue increased 14% to $887

De Novo, Acquisition and Corporate Highlights:

•	Expanded de novo pipeline to 456 beds and total investment of $61.1 million

•	Completed and announced acquisitions totaling $57.0 million and annualized revenue of $30.0 million

•	Completed five-year $125.0 million credit facility

•	Secured licensing for lab testing in California and Rhode Island

Revenues in the first quarter of 2015 increased to $42.8 million compared with $30.1 million in the prior-year period and $37.2 million in the fourth quarter of 2014. Net income available to stockholders increased to $2.0 million, or $0.10 per diluted share, in the first quarter of 2015 compared with $1.0 million, or $0.07 per diluted share, in the prior-year period and $3.1 million, or $0.15 per diluted share, in the fourth quarter of 2014. Adjusted net income available to stockholders increased to $3.2 million, or $0.15 per diluted share, compared with $1.0 million, or $0.07 per diluted share, in the prior-year period and $4.1 million, or $0.20 per diluted share, in the fourth quarter of 2014. Adjusted EBITDA increased to $8.2 million compared with $3.6 million in the prior-year period and $6.6 million in the fourth quarter of 2014. Adjusted net income available to stockholders and Adjusted EBITDA are non-GAAP financial measures. A table reconciling both measures to net income is included in this release.

“We experienced better-than-anticipated financial results and strong operating metrics in the first quarter,” noted Michael Cartwright, Chairman and Chief Executive Officer of AAC Holdings. “We continue to deliver on plans to diversify the business by geography, payor mix and service by improving census, growing the acquisition and de novo pipelines, expanding existing facilities, growing our outpatient network and adding complementary growth opportunities. With current projects underway and under contract, we currently anticipate doubling our inpatient bed capacity to 1,166 beds by the end of 2016.”

De Novo Activity and Pipeline

In January 2015, the Company received licensure and began treating patients at its new $2.6 million outpatient center in Las Vegas. The new outpatient center provides step-down capacity for AAC’s Desert Hope residential facility.

In January 2015, the Company added 31 beds, 24 of which were detoxification beds, to its Forterus facility in Temecula, California, increasing capacity at the facility to 107 beds.

In February 2015, AAC purchased a former convent and a total of 96 acres in Ringwood, New Jersey for $6.4 million in cash. Renovation of the existing structure and grounds is anticipated to begin in the summer of 2015 with a targeted opening late in the second half of 2016. We anticipate the renovated facility will be a 150-bed residential treatment facility, and the Company anticipates an additional investment of approximately $18.0 million.

In March 2015, the Company entered into a definitive agreement to acquire the operating assets of Sunrise House Foundation, a non-profit, in-network provider of substance abuse treatment with 110 inpatient beds on the main campus in Lafayette, New Jersey; 30 halfway house beds in Franklin, New Jersey and Plainfield, New Jersey; and 2 outpatient treatment programs in Lafayette, New Jersey and Mountainside, New Jersey. The purchase price is $6.6 million in cash and the assumption of up to $0.5 million of certain liabilities. The Company expects to close on the acquisition in the third quarter of 2015 and plans to invest an additional approximately $5.0 million in renovations of the campus over the 12 months following closing.

In April 2015, the Company closed on the acquisition of an 84-bed hospital near Laguna Beach, California for an aggregate of $13.5 million. AAC will begin renovation of the facility in the second quarter of 2015 and will apply for a license to operate as a Chemical Dependency Recovery Hospital. The Company anticipates it will invest an additional approximately $5.0 million for renovations and construction, which will include the addition of up to 40 beds (bringing the total up to 124 beds) and has targeted completion for the first half of 2016.

In April 2015, the Company received licensure for its new $2.4 million outpatient center in Arlington, Texas and will begin treating clients in the second quarter of 2015. The new outpatient center provides step-down capacity for AAC’s Greenhouse residential facility.

The Company received licensure to perform quantitative and confirmatory lab testing for the states of California and Rhode Island in April. AAC also began an 8,000-square-foot expansion to its lab in Brentwood that it expects to complete in the third quarter of 2015.

The Company expects to complete construction of Riverview, the 164-bed, $18.1 million residential facility in Tampa, Florida, in the second half of 2015.

Acquisition Activity

In February 2015, the Company completed the acquisition of Recovery First, an operator of a 56-bed in-network, inpatient substance abuse treatment facility in the greater Fort Lauderdale, Florida area, for $13.1 million. The Company has commenced an 18-bed expansion of this leased facility for detoxification treatment that is expected to open in the fourth quarter of 2015.

In April 2015, the Company completed the acquisition of Clinical Services of Rhode Island, an operator of three outpatient treatment facilities in Greenville, Portsmouth and South Kingstown, Rhode Island, for $665,000 in cash and 42,460 restricted shares of the Company’s common stock.

Balance Sheet and Cash Flows from Operations

As of March 31, 2015, AAC Holdings’ balance sheet reflected cash and cash equivalents of $59.2 million and total debt of $76.1 million. Capital expenditures in the first quarter of 2015 totaled $11.5 million. Cash flows used in operations totaled $2.5 million for the first quarter of 2015 compared with cash flows provided by operations of $0.8 million in the prior-year period and $2.2 million in the fourth quarter of 2014. Days sales outstanding (DSO) was 79 for the first quarter of 2015 compared with 80 for the prior-year period and 71 for the fourth quarter of 2014.

During the first quarter, the Company redeemed 100% of the outstanding Series A Preferred units for a total of $8.5 million and repaid in full the $1.0 million of outstanding subordinated promissory notes. The Company also closed on a new five-year, $125.0 million senior secured credit facility led by Bank of America and SunTrust, which consisted of a $50.0 million revolver and a $75.0 million term loan. The facility has an accordion feature that allows the total borrowing capacity to be increased up to $200.0 million.

2015 Outlook

The Company provides the following outlook for 2015, which does not include the impact of Sunrise House Foundation, as well as any future acquisitions and transaction-related costs. Revenues for the full year 2015 are expected to be in a range of $175.0 million to $180.0 million; Adjusted EBITDA is expected to be in a range of $34.0 million to $36.0 million; and Adjusted Earnings per Diluted Share is expected to be in the range of $0.62 to $0.66.

These estimates are based on acquisitions closed to date; utilization of the current 580 inpatient beds to remain in the 85% to 90% range for 2015; average net daily revenue for the inpatient facilities to be in the mid-to-high $800-range; benefit from our new outpatient center in Las Vegas and a three-quarter benefit from our new outpatient center in Arlington; an economic benefit from the new Tampa facility in the fourth quarter of 2015; the benefit of lab testing from Florida for a full year and from California and Rhode Island for three quarters; an annual effective tax rate of 38% to 40%; and approximately 21.6 million diluted weighted-average shares outstanding.

Earnings Conference Call

The Company will host a conference call and live audio webcast, both open for the general public to hear, on Thursday, April 30, 2015, at 11:00 a.m. ET to discuss first quarter results and business highlights. The number to call for this interactive teleconference is (412) 542-4144. A replay of the conference call will be available through May 7, 2015, by dialing (412) 317-0088 and entering the replay access code, 10064100.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at www.americanaddictioncenters.com. The online replay will be available in the Investor Relations section of the Company’s website one hour after the call.

About American Addiction Centers

American Addiction Centers is a leading provider of inpatient substance abuse treatment services. We treat adults as well as adolescents who are struggling with drug addiction, alcohol addiction, and co-occurring mental/behavioral health issues. We operate 12 substance abuse treatment facilities and one mental health facility specializing in binge eating disorders. Located throughout the United States, these facilities are focused on delivering effective clinical care and treatment solutions. For more information, please find us at AmericanAddictionCenters.com or follow us on Twitter @AAC_Tweet.

Forward Looking Statements

This release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements are made only as of the date of this release. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements may include information concerning AAC Holdings’ possible or assumed future results of operations, including descriptions of AAC Holdings’ revenues, profitability, outlook and overall business strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from the information contained in the forward looking statements. These risks, uncertainties and other factors include, without limitation: (i) our inability to operate our facilities; (ii) our reliance on our sales and marketing program to continuously attract and enroll clients; (iii) a reduction in reimbursement rates by certain third-party payors; (iv) our failure to successfully achieve growth through acquisitions and de novo expansions; (v) uncertainties regarding the timing of the closing of pending transactions; (vi) our failure to achieve anticipated financial results from contemplated acquisitions; (vii) the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the acquisitions; and (viii) general economic conditions, as well as other risks discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. As a result of these factors, we cannot assure you that the forward looking statements in this release will prove to be accurate. Investors should not place undue reliance upon forward looking statements.

AAC HOLDINGS, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

Unaudited

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2014	December 31, 2014	March 31, 2015
Revenues	$30,083	$37,166	$42,823
Operating expenses
Salaries, wages and benefits	11,544	14,958	18,374
Advertising and marketing	3,290	4,694	4,618
Professional fees	2,497	1,458	1,469
Client related services	2,457	2,794	2,915
Other operating expenses	2,723	3,903	4,813
Rentals and leases	470	630	700
Provision for doubtful accounts	4,173	2,923	3,382
Litigation settlement	—	129	20
Depreciation and amortization	1,077	1,225	1,340
Acquisition-related expenses	—	845	998

Total operating expenses	28,231	33,559	38,629

Income from operations	1,852	3,607	4,194
Interest expense	354	322	741
Other expense (income), net	42	(173)	(11)

Income before income tax expense	1,456	3,458	3,464
Income tax expense	615	185	1,345

Net income	841	3,273	2,119
Less: net loss attributable to noncontrolling interest	178	81	600

Net income attributable to AAC Holdings, Inc. stockholders	1,019	3,354	2,719
BHR Series A Preferred Unit dividend	—	(245)	(147)
Redemption of BHR Series A Preferred Units	—	—	(534)

Net income available to AAC Holdings, Inc. common stockholders	$1,019	$3,109	$2,038

Basic earnings per common share	$0.07	$0.15	$0.10
Diluted earnings per common share	$0.07	$0.15	$0.10
Weighted-average shares outstanding:
Basic	14,415,928	20,701,288	21,189,385
Diluted	14,493,687	20,762,593	21,312,788

AAC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(Dollars in thousands)

	December 31, 2014	March 31, 2015
Assets
Current assets
Cash and cash equivalents	$48,540	$59,186
Accounts receivable, net of allowances	28,718	37,713
Deferred tax assets	1,214	609
Prepaid expenses and other current assets	1,450	2,077

Total current assets	79,922	99,585

Property and equipment, net	49,196	61,456
Goodwill	12,702	22,990
Intangible assets, net	2,935	3,099
Other assets	1,197	1,853

Total assets	$145,952	$188,983

Liabilities, mezzanine equity and stockholders’ equity
Current liabilities
Accounts payable	$2,001	$2,661
Accrued liabilities	10,411	10,641
Current portion of long-term debt	2,570	2,800
Current portion of long-term debt – related party	1,787	1,640

Total current liabilities	16,769	17,742
Deferred tax liabilities	1,479	749
Long-term debt, net of current portion	24,097	71,628
Long-term debt—related party, net of current portion	187	—
Other long-term liabilities	431	652

Total liabilities	42,963	90,771

Commitments and contingencies
Mezzanine equity including noncontrolling interest	7,848	—
Stockholders’ equity of AAC Holdings, Inc.	97,474	101,145
Noncontrolling interest	(2,333)	(2,933)

Total stockholders’ equity including noncontrolling interest	95,141	98,212

Total liabilities, mezzanine equity and stockholders’ equity	$145,952	$188,983

AAC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(Dollars in thousands)

	Three Months Ended March 31,
	2014	2015
Cash flows from operating activities:
Net income	$841	$2,119
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for doubtful accounts	4,173	3,382
Depreciation and amortization	1,077	1,340
Equity compensation	496	1,633
Amortization of discount on notes payable	8	—
Deferred income taxes	(312)	—
Changes in operating assets and liabilities (excluding acquisitions):
Accounts receivable	(6,182)	(11,627)
Prepaid expenses and other assets	(453)	(317)
Accounts payable	1,224	618
Accrued liabilities	(93)	104
Other long term liabilities	(26)	221

Net cash provided by (used in) operating activities	753	(2,527)

Cash flows from investing activities:
Purchase of property and equipment	(3,335)	(11,548)
Payment of notes receivable, related party	(414)	—
Acquisition of subsidiaries, net of cash acquired	—	(13,102)
Escrow funds held on acquisition	—	(1,000)
Purchase of other assets	(97)	(75)

Net cash used in investing activities	(3,846)	(25,725)

Cash flows from financing activities:
Proceeds from revolving line of credit, net	500	—
Proceeds from long-term debt	1,682	73,802
Payments on long-term debt and capital leases	(350)	(25,333)
Repayment of long-term debt — related party	(185)	(97)
Repayment of subordinated notes payable	—	(945)
Proceeds from sale of common stock — private placement	4,264	—
Redemption of Series A BHR Preferred Units	—	(8,529)
Proceeds from offering of preferred stock	425	—
Distributions to noncontrolling interest	(915)	—

Net cash provided by financing activities	5,421	38,898

Net increase in cash and cash equivalents	2,328	10,646
Cash and cash equivalents, beginning of period	2,012	48,540

Cash and cash equivalents, end of period	$4,340	$59,186

AAC Holdings, Inc.

Operating Metrics

Unaudited

	Three Months Ended
	March 31, 2014	December 31, 2014	March 31, 2015
Operating Metrics:
Average daily census[1]	371	418	494
Average daily revenue[2]	$901	$966	$963
Average net daily revenue[3]	$776	$890	$887
New admissions[4]	1,065	1,276	1,515
Bed count at end of period[5]	427	493	580
Days sales outstanding (DSO)[6]	80	71	79

[1]	Includes client census at all of our owned and leased facilities, including FitRx.
[2]	Average daily revenue is calculated as total revenues during the period divided by the product of the number of days in the period multiplied by average daily census.
[3]	Average net daily revenue is calculated as total revenues less provision for doubtful accounts during the period divided by the product of the number of days in the period multiplied by average daily census.
[4]	Includes total client admissions for the period presented.
[5]	Bed count at end of period includes all beds at owned and leased inpatient facilities, including FitRx. In the first quarter of 2015, we added 31 beds at our Forterus location and 56 beds with the completion of the acquisition of Recovery First.
[6]	Revenues per day is calculated by dividing the revenues for the quarter by the number of days in the quarter. Days sales outstanding is then calculated as accounts receivable, net of allowance for doubtful accounts, at the end of the quarter divided by revenues per day.

AAC Holdings, Inc.

Supplemental Reconciliation of Non-GAAP Disclosures

Unaudited

(Dollars in thousands, except per share amounts)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended
	March 31, 2014	December 31, 2014	March 31, 2015
Net Income	$841	$3,273	$2,119
Non-GAAP Adjustments:
Interest expense	354	322	741
Depreciation and amortization	1,077	1,225	1,340
Income tax expense	615	185	1,345
Stock-based compensation and related tax reimbursements	705	342	1,633
Litigation settlement	—	129	20
Reorganization	—	238	—
Acquisition-related expenses	—	845	998

Adjusted EBITDA	$3,592	$6,559	$8,196

Reconciliation of Adjusted Net Income Available to AAC Holdings, Inc. Common Stockholders to Net Income Available to AAC Holdings, Inc. Common Stockholders

	Three Months Ended
	March 31, 2014	December 31, 2014	March 31, 2015
Net income available to AAC Holdings, Inc. common stockholders	$1,019	$3,109	$2,038
Non-GAAP Adjustments:
Reorganization	—	238	—
Acquisition-related expenses	—	845	998
Redemption of BHR Series A Preferred Units	—	—	534
Income tax effect of non-GAAP adjustments	—	(58)	(388)

Adjusted net income available to AAC Holdings, Inc. common stockholders	$1,019	$4,134	$3,182

Weighted-average shares outstanding - diluted	14,493,687	20,762,593	21,312,788

Adjusted diluted earnings per share	$0.07	$0.20	$0.15

Adjusted EBITDA, adjusted net income available to AAC Holdings, Inc. common stockholders, and adjusted diluted earnings per share (herein collectively referred to as “Non-GAAP Disclosures”) are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the U.S. Securities and Exchange Commission.

Management defines Adjusted EBITDA as net income adjusted for interest expense, depreciation and amortization expense, income tax expense, stock-based compensation and related tax reimbursements, litigation settlement, reorganization expense (which includes certain reorganization transactions and expenses associated with the amendment and restatement of our then-existing credit facility), and acquisition-related expense. Where applicable, these include professional services for accounting, legal, valuation services and licensing expenses.

Management defines Adjusted Net Income Available to AAC Holdings, Inc. Common Stockholders as net income available to AAC Holdings, Inc. common stockholders adjusted for the redemption of BHR Series A Preferred Units, reorganization expense, acquisition-related expense, and the income tax effect of the non-GAAP adjustments at the then applicable effective tax rate.

The Non-GAAP Disclosures are considered supplemental measures of the Company’s performance and are not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. The Non-GAAP Disclosures are not measures of the Company’s financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. Management has included information concerning Non-GAAP Disclosures because they believe that such information is used by certain investors as a measure of a company’s historical performance. Management believes this measure is frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present EBITDA and Adjusted EBITDA when reporting their results. Because Non-GAAP Disclosures are not determined in accordance with GAAP, they are subject to varying calculations and may not be comparable to similarly titled measures of other companies. Management’s presentation of Non-GAAP Disclosures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.